EXHIBIT 10.16

PROMISSORY NOTE

$90,000	November 18, 2002
Rochester, New York

FOR VALUE RECEIVED, VIRTUALSCOPICS, LLC, a New York limited liability company with an address at 140 Office Park Way, Tobey Village Office Park, Pittsford, New York, 14534 ("Maker") hereby promises to pay to Saara Totterman, who resides at 195 Dunrovin, Rochester, New York 14618 ("Payee") the principal sum of Ninety Thousand Dollars and 00/100 ($90,000) in lawful money of the United States of America, upon the following terms:

The unpaid principal balance under this Promissory Note shall accrue interest at 5.75% per annum until paid in full. Maker shall pay Payee twenty (20) quarterly principal installments plus accrued interest, commencing on March 31, 2003 and continuing on June 30th, September 30th and December 31st of the succeeding quarters until paid in full.

In the event that the Maker is unable to make any annual payment because of insufficient available cash for such payment, as determined in the sole, but reasonable, discretion of Maker’s Board of Managers, then the payment schedule for the loan shall be extended for an additional year. Interest shall continue to accrue on any unpaid principal balance at the specified interest rate, and any additional accrued interest payable as a result of any extensions of the term of this Promissory Note shall be payable together with the final payment under this Promissory Note.

Maker may prepay all or a portion of the principal balance hereunder at anytime without prepayment penalty.

The following events shall constitute Events of Default:

(a)	The failure by Maker to comply with its payment obligations hereunder within thirty (30) days of its receipt of written notice from Payee; or

(b)	The filing by or against Maker of a petition under the provisions of any state insolvency law or the United States Bankruptcy Code, as now in effect or hereafter amended; or

(c)	The sale by Maker of all or substantially all of its assets or ownership units.

If any Event of Default occurs, Payee may declare the entire unpaid principal hereunder immediately due and payable. In the Event of Default, Maker waives demand, protest, notice of default, notice of non-payment and protest, presentment and notice of presentment.

This Promissory Note shall be governed by the laws of the State of New York without reference to conflict of laws principles.

Any litigation involving this Promissory Note shall be triable only in a court of competent jurisdiction located in Monroe County, New York. The parties hereto irrevocably consent to the personal jurisdiction and venue of such court.

This Promissory Note may be changed, modified, waived or discharged, in whole or in part, only by a written instrument executed by Maker and Payee.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and delivered as of the date set forth above.

VIRTUALSCOPICS, LLC

/s/ Saara Totterman	/s/ Mikael Totterman
Saara Totterman	Mikael Totterman, Chief Operating Officer